Exhibit 99.1

Update from the President

Bulldog Poised to Move Forward with Unique Security Products

RICHMOND, British Columbia, October 27, 2005 -- Bulldog Technologies Inc. (OTC BB: BLLD) is a designer and manufacturer of wireless security solutions and sensor networks that monitor and secure valuable cargo in the global supply chain. Our solutions use advanced wireless technologies and easy to use web-based software to track, monitor and secure goods in transit, stored in distribution centers, in ports or holding yards. Our initial focus is to penetrate the pharmaceutical and high tech markets that transport high value goods.

During the past three months, Bulldog Technologies has grown in leaps and bounds. When a company launches several new products into the market, there are always going to be major challenges to overcome and Bulldog is now poised to move forward with some very unique security products.

Listed below are major areas of progress Bulldog Technologies has made in the past three months.

1.	CORPORATE

In September, Bulldog’s MiniBOSS™ was nominated by Kyocera wireless for Qualcomm’s prestigious CDMA 3G A-List Award for Innovation. The A-List Awards are awarded to various technology developers for their work with enterprise wireless data solutions and services.

Chosen from forty nominees, Bulldog was the proud recipient of the Richmond's (BC) Chamber of Commerce Business Excellence Award on October 18, 2005.

Bulldog Technologies Mexico Inc. is now incorporated in Sinaloa, Mexico.

Effective September 2005, a new service and shipping facility has been opened in Bellingham, Washington.

Facility Expansion

Bulldog has now completed the software for MiniBOSS™ product, allowing customers to track their goods via the internet while protecting the client’s PC firewall.

Staff

Bulldog staff has been increased by six personnel including an Office Manager, Inside Sales personnel, three Engineers and Manager of Operations. Two additional sales personnel are scheduled to join the team as of November 1, 2005.

2.	ENGINEERING

Patents

Existing North American patent protection has now been extended worldwide for RoadBOSS™, YardBOSS™ and TankerBOSS™.

New Product Designs

During the past three months, Bulldog has designed new housings for the RoadBOSS™ and YardBOSS™. The new design allows the unit to fit between the rear locking rods of a container or tractor trailer, thus preventing the unit from being damaged. At the same time, Bulldog has changed the housing to be virtually indestructible and has cut assembly costs by 50%.

Technical Changes

The RoadBOSS™ now houses its own tracking device and does not have to rely upon a tracking system within the vehicle to operate. This enables a container to be protected if left parked. With the security and tracking all in one unit, there is no need for the truck to have GPS tracking capabilities thus cutting the cost by up to $1,500. Ultimately, all that is needed is the one unit at a cost of $1,200. We anticipate that manufacturing of this unit will commence November 1, 2005.

3.	SALES AND MARKETING

Over the past three months, Bulldog has successfully completed 11 pilots in total: 8 with the MiniBOSS™, 2 with the YardBOSS™ and 1 with the RoadBOSS™. These trials have provided Bulldog with real experience as to how companies will implement the BOSS™ products and also allow for modifications to be made to the software platform. The recently designed software allows a client to monitor cargo movement through a web based application. Clients that will use the MiniBOSS™, RoadBOSS™, and TankerBOSS™ units will enter into an airtime agreement thus giving Bulldog ongoing monthly revenues.

In addition, over the past 2 months Bulldog has participated in meetings with FedEx and UPS to discuss implementation of our MiniBOSS™ product.

Overseas Markets

Bulldog is aggressively seeking opportunities in countries outside North America. The RoadBOSS™ unit was been successfully piloted in Costa Rica and Bulldog has also been contacted by companies in Argentina, Brazil, Africa, Lebanon, France and the Middle East.

Mexico Update

In October, Bulldog’s VP of Engineering, VP of Sales & Marketing and I were invited to Mexico City by the Mexican Business Council for Foreign Trade, Investment and Technology (COMCE). A meeting was arranged with Ney Villamil Ruiz, CEO of COMCE and twenty two senior executives of some of the largest trucking fleets in Mexico. Our products were received with great enthusiasm with several companies requesting pilots as soon as can be arranged.

Meetings with heads of Mexico’s ports and customs for Mexico expressed great interest in our product and have requested a port pilot immediately. Pemex, Mexico’s only company authorized to extract, produce and market liquid natural gas has also requested a pilot as soon as possible.

A meeting is scheduled for June 2006 with President Vincente Fox to further Bulldog’s alliance with the Mexican market.

Existing Contracts

Barnes & Noble, Argix and Ruan Transportation have begun taking delivery of their MiniBOSS™ units and RFID systems.

SUMMARY

Bulldog has faced many challenges and is now beginning a new era. We are making great advancements as we introduce some of the best security devices.

Theft of full container loads of cargo has escalated dramatically in the last few years. Organized theft rings have discovered the profitability of stealing trailer loads of goods and reintroducing them back into the global supply chain. Recent estimates by law enforcement agencies indicate the theft of cargo container goods in the United States to be approximately $10 billion. Globally, this number is estimated in the $100 billion range. Additionally, many losses go unreported so the actual loss may be significantly higher.

Bulldog Technologies is dedicated to providing products to combat this growing problem. Using our advanced wireless security technologies, manufacturers and shippers of goods can reduce losses and ensure the delivery of valuable cargo.

Thank you for your continued support.

John Cockburn

President and CEO

About Bulldog Technologies

Bulldog has developed a line of wireless security products targeted at combating theft in the retail supply chain, from leakage to pilferage to cargo container theft.  As experts in wireless security solutions, we offer solutions ranging from RFID to long range wireless devices focused on securing valuable retail items in storage or in transit.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Press Contact:

Bulldog Technologies Inc.
Jan Roscovich
(604) 271-8656
Email: jroscovich@bulldog-tech.com